UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): April 17, 2007
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements
     On April 17, 2007, the Board of Directors of Mercantile Bancorp, Inc., upon the recommendation of its Compensation Committee and after review and comment by legal counsel, approved entering into Employment Agreements with each of the current executive officers, Ted T. Awerkamp, Michael P. McGrath and Daniel J. Cook. The agreements became effective March 1, 2007, which was the date Mr. Awerkamp became President and Chief Executive Officer of the Company.
     The Employment Agreements for the three executives are similar in structure and effect. The agreement for Mr. Awerkamp is for a term of three years and the agreements for Messrs. McGrath and Cook are for terms of two years, in each case renewable at each year-end by the Board of Directors. Under the agreements, the executive is guaranteed an annual base salary, as the same may be adjusted upward (but not downward) from time to time, and certain job-related benefits that are typically covered by such agreements, including specified life and health insurance coverage. In addition, Mr. Awerkamp is entitled to the use of a Company automobile and limited perquisites such as club fees, and Mr. Cook is entitled to receive club fees. Each agreement also provides that the executive will be entitled to participate in the Company’s Incentive Compensation Plan (discussed below), that is, the executive will be eligible to receive an incentive plan award for each year under which a cash payment will be made to him at the end of the year if the specified financial performance target or targets applicable to the executive for that year are met. The agreements also specify the maximum amount of the incentive plan payment thus receivable by the particular executive in any year, as a percentage of such executive’s base salary – specifically, the maximum incentive plan payment for Mr. Awerkamp in any year is 40% of his base salary and the maximum incentive plan payment for each of Mr. Cook and Mr. McGrath for any year is 25% of his base salary. The base salaries currently receivable by the executives under the agreements are $310,000 for Mr. Awerkamp, $175,000 for Mr. Cook and $175,000 for Mr. McGrath.
     The agreements also call for special payments to be made to the executives if they are disabled, if their employment with the Company is terminated without cause, or if their employment is terminated following a change-in-control of the Company, as that term is defined in the agreements. The agreements also contain non-competition covenants that may be triggered upon certain terminations of the executive’s employment and, if so, apply for two years thereafter; however, in the case of either Mr. McGrath or Mr. Cook, the non-competition period would be one year if the Company terminated his employment without cause. In cases where these covenants apply, the executives are generally precluded from being employed by or affiliated with any bank or other insured depository institution, or other entity engaged in commercial, agricultural or consumer lending or the sale of any services or products provided by the Company, if that institution or entity is located within fifty (50) miles of the corporate city limits of Quincy, Illinois, or within five (5) miles of the main or branch facility of any of the subsidiaries of the Company.
     Additionally at the meeting, upon recommendation of its Compensation Committee and after review and comment by legal counsel, the Board approved an Incentive Compensation Plan. This is a short-term incentive plan, involving establishment on an annual basis of financial targets for the Company which, if met, may result in cash payments to senior executives and other key employees. The plan creates a formula for establishing annual plan awards. The Compensation Committee must first make a determination as to which performance factor or factors will be so-

called “threshold performance triggers,” which if not met will result in executives receiving no year-end payments under the plan, regardless of whether any of the key performance factors applicable to the executive might be met. The Committee must then determine which additional factors, so-called “key performance factors,” will apply to executive awards for the year and, together with the “trigger” factor(s), affect the ultimate amount of any payments. The Committee assigns a weight to each trigger or key factor, the total of which must equal 100%. If any factor is not met, the weight of that factor is added to the weight of each other performance factor that is also not met for the year and the total percentage is then applied to the executive’s objective determinant of plan payment, i.e., the maximum percentage of his base salary that the executive is entitled to receive if all triggers and factors are met for the year.
     The plan also permits an adjustment to be made by the Committee to any award calculated under the plan’s objective formula to reflect individual performance. The plan thus gives the Committee a small degree of discretion over plan awards without undercutting the importance of objective performance targets selected in advance.
     The Employment Agreements are included herein as Exhibits 10.1 (Mr. Awerkamp), 10.2 (Mr. McGrath) and 10.3 (Mr. Cook), respectively and the Incentive Compensation Plan is included as Exhibit 10.4, and all are incorporated herein by reference.
Item 9.01 Exhibits
     (c) Exhibits:

Exhibit
Number	Description

10.1	Employment Agreement between Mercantile Bancorp, Inc. and Ted T. Awerkamp effective March 1, 2007

10.2	Employment Agreement between Mercantile Bancorp, Inc. and Michael P. McGrath effective March 1, 2007

10.3	Employment Agreement between Mercantile Bancorp, Inc. and Daniel J. Cook effective March 1, 2007

10.4	Mercantile Bancorp, Inc. Incentive Compensation Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

By:	/s/ Ted T. Awerkamp

Name:	Ted T. Awerkamp
Title:	President and Chief Executive Officer
Date: April 17, 2007

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